                                                                      Exhibit 21


                         Alpha Technologies Group, Inc.

                         Subsidiaries of the Registrant

Wakefield Thermal Solutions, Inc. (formerly Wakefield Engineering, Inc.) (Incorporated in Delaware)

Specialty Extrusion Corp. (formerly: Wakefield Extrusion Corp.) (Incorporated in California)

Lockhart Industries, Inc. (Incorporated in California)